BROOKWEINER L.L.C.[SM]
Certified Public Accountants • Business Consultants

125 South Wacker Drive • 10th Floor • Chicago, Illinois 60606-4433
Email: bwmail@brookweiner.com • Web: www.brookweiner.com
312.629.0900 • Fax: 312.629.0901

Members of the firm:
Rosanne B. Andersen
Sherwin A. Brook
Gordon M. Johnson
Elwood Kreger
Howard Leon
Donald E. Rattner
Allen D. Sered
David Weinberg
Sheldon Weiner

Robert J. Krawitz
(1942-2002)
Richard A. Sandlow
(1929-2000)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-1A of our report dated July 15, 2010, with respect to the financial statements and financial highlights of Caritas All-Cap Growth Fund which is included in such Registration Statement and to the use of our name and the statement with respect to us, as appearing in Part B to the Registration Statement under the heading "Other Service Providers" in the Statement of Additional Information.

Chicago, Illinois
September 28, 2010